                                    EXHIBIT 2

                       EXECUTIVE OFFICERS AND DIRECTORS OF
                 MORGAN STANLEY DEAN WITTER EQUITY FUNDING, INC.

The names of the Directors and the names and titles of the Executive Officers of Morgan Stanley Dean Witter Equity Funding, Inc. ("Equity Funding") are set forth below. The principal occupation for each of the persons listed below is an officer of Morgan Stanley & Co. Incorporated. If no address is given, the Director's or Executive Officer's business address is that of Morgan Stanley & Co. Incorporated at 1585 Broadway, New York, New York 10036. Unless otherwise indicated, each title set forth opposite an individual's name refers to Equity Funding and each individual is a United States citizen.

           DIRECTORS                          TITLE

         G. Andrea Botta                    Director
         James L. Liang                     Director
         Stephen R. Munger                  Director

            OFFICERS                          TITLE

         Stephen R. Munger                  Chairman and President
         Debra M. Aaron                     Vice President
         G. Andrea Botta                    Vice President
         Steven L. Brown                    Vice President
         Pietro Cinquegrana                 Vice President
         James T. Keane                     Vice President
         James L. Liang                     Vice President
         Louis A. Palladino, Jr.            Vice President
         Bruce R. Sandberg                  Vice President
         Dhiren H. Shah                     Vice President
         James M. Wilmott                   Vice President
         Alexander C. Frank                 Treasurer
         Martin M. Cohen                    Vice President and Secretary